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Exhibit 10(y)

FIRST AMENDMENT
TO THE
HEWLETT-PACKARD COMPANY EXECUTIVE DEFERRED
COMPENSATION PLAN

        The Hewlett-Packard Company Executive Deferred Compensation Plan (the "Plan") is amended in the following respect, effective May 1, 2004:

1.    New paragraph is added to the end of Section 9 to read as follows:

        Notwithstanding the above, if any payment due a person remains unpaid at his or her death, the payment will be made to (i) that person's spouse; (ii) if no spouse is living at the time of such payment, then his or her living children, in equal shares; (iii) if neither a spouse nor children are living, then his or her living parents, in equal shares; (iv) if neither spouse, nor children, nor parents are living, then his or her living brothers and sisters, in equal shares; (v) in none of the individuals described in (i) through (iv) are living, to his or her estate. A person's domestic partner shall be considered a person's spouse for purposes of this paragraph. The Committee shall determine a person's status as a domestic partner in a uniform and nondiscriminatory manner. Such a determination shall be binding and conclusive on all parties.

This First Amendment is hereby adopted this 21st day of April, 2004.

HEWLETT-PACKARD COMPANY
By	/s/ MARCELA PEREZ DE ALONSO Marcela Perez de Alonso Executive Vice President Human Resources and Workforce Development

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  Exhibit 10(y)
FIRST AMENDMENT TO THE HEWLETT-PACKARD COMPANY EXECUTIVE DEFERRED COMPENSATION PLAN